Exhibit 1

INTERTAPE POLYMER GROUP INC.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TAKE NOTICE that a Special Meeting of the shareholders (the “Meeting”) of INTERTAPE POLYMER GROUP INC. (the “Corporation”) will be held:

Place:	Heenan Blaikie LLP Bay Adelaide Centre 333 Bay Street
Quebec Boardroom, 29th Floor Toronto, Ontario M5H 2T4

Date:	September 6, 2012

Time:	5:00 p.m. (Toronto time)

The purposes of the Meeting are to:

1.	consider, and if deemed advisable, adopt a resolution in the form annexed as Schedule A to the accompanying Management Information Circular (the “Circular”), ratifying, confirming and approving all unallocated options under the Corporation’s Executive Stock Option Plan (the “ESOP”);

2.	consider, and if deemed advisable, adopt a resolution in the form annexed as Schedule B to the accompanying Circular, ratifying, confirming and approving the grant of certain stock options by the Corporation under the ESOP;

3.	consider, and if deemed advisable, adopt a resolution in the form annexed as Schedule C to the accompanying Circular, ratifying, confirming and approving certain amendments to the Corporation’s ESOP; and

4.	transact such other business as may properly be brought before the Meeting.

If you are unable to attend the Meeting in person, please date, sign and return the enclosed form of proxy. Proxies to be used at the Meeting must be deposited with Canadian Stock Transfer Company (CST) as administrative agent for CIBC Mellon Trust Company (CIBC Mellon), B1 Level, 320 Bay Street, Toronto, Ontario M5H 4A6 prior to 5:00 p.m. on September 4, 2012 or with the Chairman of the Meeting before the commencement of the Meeting or at any adjournment thereof.

DATED at Bradenton, Florida

August 3, 2012

BY ORDER OF THE BOARD OF DIRECTORS

/s/ J. Gregory Humphries

J. Gregory Humphries

Secretary

MANAGEMENT INFORMATION CIRCULAR

SOLICITATION OF PROXIES BY MANAGEMENT

This Management Information Circular (the “Circular”) is furnished in connection with the solicitation by the management of Intertape Polymer Group Inc. (the “Corporation”) of proxies to be used at the Special Meeting of shareholders (the “Meeting”) of the Corporation to be held at the time and place and for the purposes set forth in the Notice of Meeting and all adjournments thereof. Except as otherwise stated, the information contained herein is given as of August 3, 2012 and, except where otherwise indicated, all dollar amounts in this Circular are in U.S. dollars. The solicitation will be made primarily by mail. However, officers and employees of the Corporation may also solicit proxies by telephone, telecopier, e-mail or in person. The total cost of solicitation of proxies will be borne by the Corporation.

APPOINTMENT AND REVOCATION OF PROXIES

The persons named in the enclosed form of proxy are directors and officers of the Corporation. Each shareholder is entitled to appoint a person, who need not be a shareholder, to represent the shareholder at the Meeting other than those whose names are printed on the accompanying form of proxy by inserting such other person’s name in the blank space provided in the form of proxy and signing the form of proxy or by completing and signing another proper form of proxy. To be valid, the duly-completed form of proxy must be deposited at the offices of Canadian Stock Transfer Company (CST) as administrative agent for CIBC Mellon Trust Company (CIBC Mellon), B1 Level, 320 Bay Street, Toronto, Ontario M5H 4A6 prior to 5:00 p.m. on September 4, 2012, or with the Chairman of the Meeting before the commencement of the Meeting or any adjournment thereof. The instrument appointing a proxy holder must be executed by the shareholder or by the shareholder’s attorney authorized in writing or, if the shareholder is a corporate body, by its authorized officer or officers.

A shareholder who has given a proxy may revoke it, as to any motion on which a vote has not already been cast pursuant to the authority conferred by it, by an instrument in writing executed by the shareholder or by the shareholder’s attorney authorized in writing or, if the shareholder is a corporation, under its corporate seal or by an officer or attorney thereof duly authorized. The revocation of a proxy, in order to be acted upon, must be deposited with Canadian Stock Transfer Company (CST) as administrative agent for CIBC Mellon Trust Company (CIBC Mellon), B1 Level, 320 Bay Street, Toronto, Ontario M5H 4A6 prior to 5:00 p.m. on September 4, 2012 or with the Chairman of the Meeting before the commencement of the Meeting or any adjournment thereof, or in any other manner permitted by law.

EXERCISE OF DISCRETION BY PROXIES

In the absence of any direction to the contrary, shares represented by properly-executed proxies in favour of the persons designated in the enclosed form of proxy will be voted FOR the: (i) resolution ratifying, confirming and approving all unallocated options under the Executive Stock Option Plan of the Corporation; (ii) resolution ratifying, confirming and approving the grant of certain stock options by the Corporation under the Executive Stock Option Plan of the Corporation; and (iii) resolution ratifying, confirming and approving the proposed amendments to the Executive Stock Option Plan of the Corporation, as set out under the heading “ESOP Amendments” in this Circular. Instructions with respect to voting will be respected by the persons designated in the enclosed form of proxy. With respect to amendments or variations to matters identified in the Notice of Meeting and with respect to other matters that may properly come before the Meeting, such shares will be voted by the persons so designated in their discretion. At the time of printing this Circular, management of the Corporation knows of no such amendments, variations or other matters.

VOTING SHARES

As at August 3, 2012, there were 59,011,050 common shares of the Corporation issued and outstanding. Each common share entitles the holder thereof to one vote. The Corporation has fixed August 3, 2012 as the record date (the “Record Date”) for the purpose of determining shareholders entitled to receive notice of the Meeting. Pursuant to the Canada Business Corporations Act (“CBCA”), the Corporation is required to prepare, no later than ten days after the Record Date, an alphabetical list of shareholders entitled to vote as of the Record Date that shows the number of common shares held by each shareholder. A shareholder whose name appears on the list referred to above is entitled to vote the common shares shown opposite the shareholder’s name at the Meeting. The list of shareholders is available for inspection during usual business hours at the registered office of the Corporation, 1250 René-Lévesque Blvd. West, Suite 2500, Montreal, Québec H3B 4Y1 and at the Meeting.

NON-REGISTERED SHAREHOLDERS

Only registered shareholders or the persons they appoint as their proxies are permitted to vote at the Meeting. However, in many cases, shares beneficially owned by a non-registered shareholder (a “Non-Registered Holder”) are registered either: (i) in the name of an intermediary (an “Intermediary”) that the Non-Registered Holder deals with in respect of the common shares (such as securities dealers or brokers, banks, trust companies, and trustees or administrators of self-administered RRSPs, RRIFs, RESPs, TFSAs and similar plans); or (ii) in the name of a clearing agency of which the Intermediary is a participant. In accordance with National Instrument 54-101 of the Canadian Securities Administrators, entitled “Communication with Beneficial Owners of Securities of a Reporting Issuer”, the Corporation has distributed copies of the Notice of Meeting and this Circular (collectively, the “Meeting Materials”) to the clearing agencies and Intermediaries for distribution to Non-Registered Holders. Intermediaries are required to forward the Meeting Materials to Non-Registered Holders unless a Non-Registered Holder has waived the right to receive them. Intermediaries often use service companies to forward meeting materials to Non-Registered Holders. Generally, Non-Registered Holders who have not waived the right to receive the Meeting Materials will either:

(a)	typically, be provided with a computerized form (often called a “voting instruction form”) which is not signed by the Intermediary and which, when properly completed and signed by the Non-Registered Holder and returned to the Intermediary or its service company, will constitute voting instructions which the Intermediary must follow. In order for the applicable computerized form to validly constitute a voting instruction form, the Non-Registered Holder must properly complete and sign the form and submit it to the Intermediary or its service company in accordance with the instructions of the Intermediary or service company. In certain cases, the Non-Registered Holder may provide such voting instructions to the Intermediary or its service company through the Internet or through a toll-free telephone number; or

(b)	less commonly, be given a proxy form which has already been signed by the Intermediary (typically by a facsimile, stamped signature), which is restricted to the number of shares beneficially owned by the Non-Registered Holder but which is otherwise not completed. In this case, the Non-Registered Holder who wishes to submit a proxy should properly complete the proxy form and submit it to Canadian Stock Transfer Company (CST) as administrative agent for CIBC Mellon Trust Company (CIBC Mellon), B1 Level, 320 Bay Street, Toronto, Ontario M5H 4A6.

In either case, the purpose of these procedures is to permit Non-Registered Holders to direct the voting of the common shares which they beneficially own.

Should a Non-Registered Holder who receives a voting instruction form wish to vote at the Meeting in person (or have another person attend and vote on behalf of the Non-Registered Holder), the Non-Registered Holder should print its own name, or that of such other person, on the voting instruction form and return it to the Intermediary or its service company. Should a Non-Registered Holder who receives a proxy form wish to vote at the Meeting in person (or have another person attend and vote on behalf of the Non-Registered Holder), the Non-Registered Holder should strike out the names of the persons set out in the proxy form and insert the name of the Non-Registered Holder or such other person in the blank space provided and submit it to Canadian Stock Transfer Company (CST) as administrative agent for CIBC Mellon Trust Company (CIBC Mellon) at the address above.

In all cases, Non-Registered Holders should carefully follow the instructions of their Intermediary, including those regarding when, where and by what means the voting instruction form or proxy form must be delivered.

A Non-Registered Holder may revoke voting instructions which have been given to an Intermediary at any time by written notice to the Intermediary.

REGISTERED SHAREHOLDERS

A shareholder is a registered shareholder if the shareholder’s name appears on its share certificate. A registered shareholder may (i) vote in person at the Meeting, (ii) complete and sign the enclosed form of proxy and appoint one of the named persons or another person the shareholder chooses to represent it and to vote its shares at the Meeting, and mail the form of proxy, (iii) vote electronically on the Internet, or (iv) vote by telephone. The registered shareholder should make sure that the person it appoints is aware that he or she is appointed and attends the Meeting. Completing, signing and returning the form of proxy does not preclude the registered shareholder from attending the Meeting in person. If the registered shareholder does not wish to attend the Meeting or does not wish to vote in person, the shareholder’s proxy will be voted or withheld from voting, in accordance with the instructions specified on the proxy, on any ballot that may be called at the Meeting. If the shareholder is a corporation or other legal entity, the form of proxy must be signed by an officer or attorney authorized by such corporation or other legal entity.

To vote by telephone, a registered shareholder should call 1-866-206-5104. To vote electronically, a registered shareholder must access the following Internet site: www.proxypush.ca/ITP and enter its personalized twelve-digit e-voting control number printed on its form of proxy and follow the instructions on the website.

If a registered shareholder wishes to attend the Meeting and vote its shares in person, it is not necessary for the registered shareholder to complete or return the form of proxy. A registered-shareholder vote will be taken and counted at the Meeting. A registered shareholder should register with the transfer agent, CIBC Mellon Trust Company, upon arrival at the Meeting.

PRINCIPAL SHAREHOLDERS

As at July 31, 2012, to the knowledge of the directors and executive officers of the Corporation, the following are the only persons who beneficially own, or exercise control or direction over, directly or indirectly, more than 10% of the issued and outstanding common shares of the Corporation:

Name	Number of shares held	Percentage
Letko, Brosseau & Associates Inc.(1)	11,639,088	19.7
Wells Fargo & Company(2)	7,822,191	13.3

(1)	Based on a report reflecting ownership as of June 30, 2012, filed by Letko, Brosseau & Associates Inc. under Part 4 of National Instrument 62-103 with the Canadian Securities Administrators.
(2)	Based on a report dated June 11, 2012, reflecting ownership as of May 31, 2012, filed by Wells Fargo & Company with the United States Securities and Exchange Commission.

RATIFICATION, CONFIRMATION AND APPROVAL OF UNALLOCATED OPTIONS UNDER THE EXECUTIVE STOCK OPTION PLAN

In 1992, the Corporation adopted the Executive Stock Option Plan (the “ESOP”) in respect of the common shares of the Corporation. Since its adoption, the ESOP has been amended on several occasions. As a result of an amendment approved by shareholders at a special meeting of shareholders of the Corporation held on September 5, 2007, the ESOP provides that the total number of common shares reserved for issuance thereunder is equal to 10% of the issued and outstanding common shares of the Corporation from time-to-time. The ESOP is considered to be an “evergreen” plan, since the number of common shares covered by options which have been exercised will be available for subsequent grants under the ESOP and the number of options available for grants increases as the number of issued and outstanding common shares of the Corporation increases. As such, under the rules of the Toronto Stock Exchange (the “TSX”), a security-based compensation arrangement such as the ESOP must, when initially put in place, receive shareholder approval at a duly-called meeting of shareholders and the unallocated options are subject to ratification by shareholders every three years thereafter. Due to an administrative oversight, such ratification was not submitted to shareholders of the Corporation at the annual meeting of shareholders held in 2010. The Board has determined that ratifying the unallocated options under the ESOP is in the best interest of the Corporation. Shareholders of the Corporation should note that this is merely a technical, corrective measure as explained above. The evergreen nature of the ESOP has previously been approved by the shareholders of the Corporation. Accordingly, at the Meeting, shareholders will be asked to consider and if deemed advisable, to approve with or without variation, an ordinary resolution (the “ESOP Resolution”) ratifying, confirming and approving all unallocated options under the ESOP, as required by the TSX. The text of the ESOP Resolution is annexed as Schedule A to this Circular.

In accordance with the rules of the TSX, in order to be adopted, the ESOP Resolution must be approved by a majority of the votes cast by the shareholders of the Corporation, either present in person or represented by proxy at the Meeting. The Board recommends that shareholders vote in favour of the adoption of the ESOP Resolution. Unless otherwise specified, the persons named in the accompanying form of proxy or voting instruction form intend to vote FOR the ESOP Resolution. If the ESOP Resolution is not passed at the Meeting, no further grants of stock options may be made under the ESOP.

The purpose of the ESOP is to promote a proprietary interest in the Corporation among the executives, key employees and directors of the Corporation and its subsidiaries, in order to both encourage such persons to further the development of the Corporation and assist the Corporation in attracting and retaining key personnel necessary for the Corporation’s long-term success. The Board of Directors designates from time-to-time those persons to whom options are to be granted and determines the number of common shares subject to such options. Generally, participation in the ESOP is limited to persons holding positions that can have an impact on the Corporation’s long-term results. The number of common shares to which the options relate is determined by taking into account, inter alia, the market value of the common shares and each optionee’s base salary.

The following is a description of certain features of the ESOP, as required by the TSX:

a)	options expire not later than ten years after the date of grant and, unless otherwise determined by the Board of Directors, all vested options under a particular grant expire 24 months after the vesting date of the last tranche of such grant (to be amended under the proposed amendments to the ESOP; see “ESOP Amendments” below);

b)	options vest at the rate of 25% per year, beginning, in the case of options granted to employees, on the first anniversary date of the grant and, in the case of options granted to non-management directors, on the date of the grant;

c)	the aggregate number of options that may be granted to directors who are not part of management may not exceed 1% of the number of issued and outstanding common shares of the Corporation;

d)	the exercise price of the options is determined by the Board of Directors, but cannot be less than the “Market Value” of the common shares of the Corporation, defined in the ESOP as the closing price of the common shares on the TSX for the day immediately preceding the effective date of the grant;

e)	the number of common shares reserved for issuance to any person cannot exceed 5% of the number of issued and outstanding common shares of the Corporation;

f)	the number of common shares issuable to any one “insider” of the Corporation and such insider’s associates within a one-year period cannot exceed 5% of the number of issued and outstanding common shares of the Corporation;

g)	the number of common shares issuable at any time to “insiders” under the ESOP or any other compensation arrangement of the Corporation cannot exceed 10% of the number of issued and outstanding common shares of the Corporation (on August 2, 2012, the ESOP was amended by the Board of Directors of the Corporation to track the insider participation limit as set out in Part I of the TSX Company Manual; see “— Recent Amendments to the ESOP” below);

h)	the number of common shares issued to “insiders” within a one-year period under the ESOP or any other compensation arrangement of the Corporation cannot exceed 10% of the number of issued and outstanding common shares of the Corporation (on August 2, 2012, the ESOP was amended by the Board of Directors of the Corporation to track the insider participation limit as set out in Part I of the TSX Company Manual; see “— Recent Amendments to the ESOP” below);

i)	options granted under the ESOP may not at any time be repriced;

j)	options granted under the ESOP may not be assigned;

k)	in the event that a bona fide offer to purchase all or part of the outstanding common shares is made to all shareholders, notice thereof must be given by the Corporation to all optionees and all options will become immediately exercisable, but only to the extent necessary to enable an optionee to tender his or her shares should the optionee so desire;

l)	the ESOP does not provide for financial assistance from the Corporation to optionees;

m)	when a director of the Corporation ceases to be a director, all non-vested options are immediately cancelled and the former director is entitled to exercise, within a period of three months from such event, options that had vested at the time the director ceased to be a director (to be amended under the proposed amendments to the ESOP; see “ESOP Amendments” below);

n)	in the case of retirement of an optionee, all non-vested options are immediately cancelled and the former employee is entitled to exercise, within a period of twelve months from retirement, options that had vested at the time of retirement (to be amended under the proposed amendments to the ESOP; see “ESOP Amendments” below);

o)	in the case of an optionee’s death, all non-vested options are immediately cancelled and the estate is entitled to exercise, within a period of twelve months from death, options that had vested at the time of death;

p)	when an optionee ceases to be an employee of the Corporation or a subsidiary for any reason other than retirement or death, all non-vested options are immediately cancelled and the optionee is entitled to exercise, within a period of three months from the termination of employment, options that had vested at the time of termination of employment (to be amended under the proposed amendments to the ESOP; see “ESOP Amendments” below); and

q)	subject to the approval of the TSX, the Board of Directors of the Corporation may amend or terminate the ESOP at any time but, in such event, the rights of optionees related to any options granted but unexercised under the ESOP shall be preserved and maintained and no amendment can confer additional benefits upon optionees without prior approval by the shareholders of the Corporation (to be amended under the proposed amendments to the ESOP; see “ESOP Amendments” below).

The following is a description with respect to grants and exercises of options under the ESOP, as required by the TSX:

Since the inception of the ESOP in 1992:

(i)	the Corporation has granted options in respect of an aggregate of 12,266,833 common shares;

(ii)	options in respect of 7,004,717 common shares have lapsed; and

(iii)	options in respect of 1,928,590 common shares have been exercised,

so that, as of August 3, 2012, the date of this Circular, there are options issued and outstanding in respect of an aggregate of 3,283,526 common shares, representing 5.6% of the Corporation’s issued and outstanding common shares.

Recent Amendments to the ESOP

On August 2, 2012, at the request, and with the approval, of the TSX, the Board of Directors of the Corporation amended section 4 of the ESOP in order to align the insider participation limit set out in the ESOP with those limitations as set out in Part I of the TSX Company Manual. Consequently, the following changes were made to the last sentence of section 4 of the ESOP: “The number of Shares ~~reserved for issuance pursuant to stock options granted~~ issuable at any time to insiders under the Plan or any other compensation arrangement of the Company shall not exceed 10% of the outstanding Shares and the number of Shares ~~issuable~~ issued to insiders within a one-year period under the Plan or any other compensation arrangement of the Company shall not exceed 10% of the outstanding Shares.”

The complete text of the ESOP is available to shareholders on request from the Secretary of the Corporation. Shareholders wishing to receive a copy of the ESOP should contact the Corporation at 9999 Cavendish Blvd., Suite 200, Ville-St-Laurent, Québec H4M 2X5, telephone (514) 731-7591.

RATIFICATION, CONFIRMATION AND APPROVAL OF STOCK OPTION GRANTS

As set out above, due to an administrative oversight, the ratification of unallocated options under the ESOP was not submitted to shareholders at the annual meeting of shareholders of the Corporation held in 2010. Subsequent to the 2010 annual meeting, the Board of Directors of the Corporation, in 2011 and consistent with past practices, granted stock options in respect of an aggregate of 875,000 common shares to an aggregate of 18 directors, officers and employees of the Corporation (collectively, the “2011 Stock Options”). The TSX requires that the 2011 Stock Options be approved by the shareholders of the Corporation.

The details with respect to the 2011 Stock Options are as follows:

(i)	on June 7, 2011, the Board of Directors granted stock options in respect of 20,000 common shares to each of seven directors of the Corporation at an exercise price of CDN$1.55 per share, representing the market price of the Corporation’s shares at the time;

(ii)	on June 7, 2011, the Board of Directors also granted a stock option in respect of 350,000 common shares to Gregory A. Yull, President and Chief Executive Officer of the Corporation, in accordance with Mr. Yull’s employment agreement with the Corporation, at an exercise price of CDN$1.55 per share, representing the market price of the Corporation’s shares at the time; and

(iii)	on June 27, 2011, the Board of Directors granted stock options in respect of an aggregate of 385,000 common shares to an aggregate of ten officers and employees of the Corporation at an exercise price of CDN$1.80 per share, representing the market price of the Corporation’s shares at the time.

The 2011 Stock Options (other than the options granted to Mr. Yull) expire six years after their grant date, that is, June 27, 2017. The 2011 Stock Options granted to Mr. Yull expire ten years after their grant date, that is, June 7, 2021. The 2011 Stock Options are reflected in the Corporation’s financial statements and other continuous disclosure documents. None of the 2011 Stock Options has been exercised.

The Board has determined that ratifying, confirming and approving the 2011 Stock Options is in the best interest of the Corporation. At the Meeting, shareholders will be asked to consider and if deemed advisable, to approve with or without variation, an ordinary resolution (the “2011 Stock Options Resolution”) ratifying, confirming and approving the grant of the 2011 Stock Options, as required by the TSX. The text of the 2011 Stock Options Resolution is annexed as Schedule B to this Circular.

In accordance with the rules of the TSX, in order to be adopted, the 2011 Stock Options Resolution must be approved by a majority of the votes cast by shareholders, either present in person or represented by proxy at the Meeting. The Board recommends that shareholders vote in favour of the adoption of the 2011 Stock Options Resolutions. Unless otherwise specified, the persons named in the accompanying form of proxy or voting instruction form intend to vote FOR the 2011 Stock Options Resolution. The 2011 Stock Options cannot be exercised unless the 2011 Stock Options Resolution is passed at the Meeting. If the 2011 Stock Options Resolution is not passed at the Meeting, the 2011 Stock Options will be cancelled forthwith, and it will be necessary for the Corporation to compensate the 18 option holders through other means.

ESOP AMENDMENTS

On August 2, 2012, subject to shareholder and regulatory approval, the Board approved the following amendments to the ESOP: (i) amending the ESOP’s amendment provisions; (ii) extending by ten business days the exercise period for options that would otherwise expire during a trading prohibition period, as determined pursuant to the Corporation’s Insider Trading Policy; and (iii) amending the ESOP to provide the Board with discretion to extend the expiry date and to allow options, in certain circumstances, to continue to vest after an employee leaves the Corporation or a director ceases to be a director.

Amendment Provisions

The ESOP currently has a general amendment provision allowing the Board to make amendments or to terminate the ESOP, subject to TSX approval. The Corporation proposes to replace the existing amendment provisions of the ESOP with an amendment provision that sets out those circumstances where the Board may, without the approval of the shareholders, make amendments to the ESOP, as permitted by the TSX.

Under the proposed amendments, the Board may, subject to the receipt of the required regulatory approvals, and at its sole discretion, make all amendments to the ESOP that are described below. Without limiting the generality of the foregoing, the Board will be able to, inter alia: (i) effect amendments of a “housekeeping” nature including, without limiting the generality of the foregoing, any amendment for the purpose of curing any ambiguity, error, inconsistency or omission in or from the ESOP; (ii) amend options under the ESOP, including with respect to the option period (provided that the period during which an option is exercisable does not exceed ten years from the date the option is granted and that such option is not held by an insider), vesting period, exercise method and frequency, subscription price (provided that such option is not held by an insider) and method of determining the subscription price, assignability and effect of termination of a participant’s employment or cessation of the participant’s directorship; (iii) alter, extend or accelerate the terms and conditions of vesting of any options or amend the termination provisions of an option, which amendment shall include determining that any provisions concerning the effect of termination of a participant’s employment or cessation of the participant’s directorship shall not apply for any reason acceptable to the Board; (iv) extend the expiry date of any option (provided that the period during which an option is exercisable does not exceed ten years from the date the option is granted and that such option is not held by an insider); (v) add, or change the terms and conditions of, any financial assistance which may be provided by the Corporation to participants to facilitate the purchase of common shares of the Corporation under the ESOP; (vi) add a cashless exercise feature, payable in cash or securities, whether or not providing for a full deduction of the number of underlying common shares of the Corporation from the ESOP reserve; (vii) make any changes necessary or desirable to ensure the ESOP’s conformity with laws, rules or regulations of any entity, agency, department or authority of a government or the TSX; (viii) effect amendments respecting the administration of the ESOP; and (ix) suspend or terminate the ESOP.

However, in accordance with the rules of the TSX, shareholder approval will be required in the case of: (i) any amendment to the amendment provisions of the ESOP; (ii) any increase in the maximum number of common shares of the Corporation issuable under the ESOP; (iii) any reduction in the exercise price or extension of the option beyond the original expiry date (except in the case of a maximum of ten business days after the end of a blackout period) benefiting an insider; and (iv) any amendment to remove or to exceed the insider participation limit, in addition to such other matters that may require shareholder approval under the rules and policies of the TSX.

Expiry Dates during Blackout Periods

The TSX recognizes that blackout periods imposed by issuers are an example of good corporate governance and that the TSX limitations on extensions of option terms were not intended to penalize listed issuers, their insiders and employees who, under their companies’ trading policies and good corporate governance practices, are prohibited from exercising options during blackout periods. As a result, the TSX has provided that issuers may amend their stock option plans to provide a conditional extension to an expiry date that occurs during or immediately after a blackout period. Such extension would be permitted for a limited number of days after the end of the blackout period.

The Corporation proposes an amendment to provide that, if the expiry date occurs during a blackout period or within the ten business days immediately following the end of a blackout period imposed by the Corporation, the expiry date will be automatically extended to the date which is ten business days after the last day of the blackout period. This amendment will align the proper administration of the ESOP with the Corporation’s current trading policies and governance practices.

Extension of Option Term and Vesting Period in Certain Circumstances

The ESOP sets out defined time periods within which a participant must exercise his or her vested options following the termination of the participant’s employment by the Corporation or one of its subsidiaries or cessation of the participant’s directorship. The ESOP also specifies that all non-vested options are immediately cancelled upon the termination of the participant’s employment by the Corporation or one of its subsidiaries or cessation of the participant’s directorship.

The Corporation proposes an amendment to provide the Board with increased discretion in its ability to deal with the effect of termination of a participant’s employment or cessation of the participant’s directorship on the exercise and vesting periods of options held by a person who ceases to be employed by the Corporation or whose directorship ends. That is, in circumstances such as the termination of the participant’s employment by the Corporation or one of its subsidiaries or cessation of the participant’s directorship (in each case other than as a result of death), the Board could extend the period within which such participant could exercise his or her vested options or determine a different date for the cancellation of non-vested options and allow for some or all of such participant’s options to continue to vest.

Shareholder Approval

The proposed amendments (which will apply to options already granted as well as to options to be granted) were approved unanimously by the members of the Board and are subject to shareholder approval. The Board has determined that the approval of the proposed amendments to the ESOP is in the best interests of the Corporation and its shareholders. At the Meeting, shareholders will be asked to consider and if deemed advisable, to approve with or without variation, an ordinary resolution (the “ESOP Amendment Resolution”) ratifying, confirming and approving the proposed amendments to the ESOP, as required by the TSX. The text of the ESOP Amendment Resolution is annexed as Schedule C to this Circular.

In accordance with the rules of the TSX, in order to be adopted, the ESOP Amendment Resolution must be approved by a majority of the votes cast by shareholders, either present in person or represented by proxy at the Meeting. The Board recommends that shareholders vote in favour of the adoption of the ESOP Amendment Resolution. Unless otherwise specified, the persons designated in the accompanying proxy form or voting instruction form intend to vote FOR the ESOP Amendment Resolution at the Meeting.

If the ESOP Amendment Resolution is not approved by shareholders, the ESOP will remain in force and effect, unamended.

The TSX has reviewed and conditionally approved these amendments to the ESOP.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Compensation Discussion and Analysis

This discussion describes the Corporation’s compensation program for each person who acted as Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”) and the three most highly-compensated executive officers (or three most highly-compensated individuals acting in a similar capacity), other than the CEO and CFO, whose total compensation was more than $150,000 in the Corporation’s last financial year (each a “Named Executive Officer” or “NEO” and collectively, the “Named Executive Officers”). This section addresses the Corporation’s philosophy and objectives and provides a review of the process that the Compensation Committee follows in deciding how to compensate the Named Executive Officers. This section also provides discussion and analysis of the Compensation Committee’s specific decisions regarding the compensation of the Named Executive Officers for the financial year ended December 31, 2011.

Compensation Committee

During the fiscal year ended December 31, 2011, the Compensation Committee of the Board of Directors (the “Compensation Committee”) was composed of three directors, namely Robert M. Beil (Chairman), Torsten A. Schermer and Jorge N. Quintas, none of whom is or has been at any previous time an employee of the Corporation or any of its subsidiaries, and all of whom are considered independent within the meaning of National Instrument 52 - 110 Audit Committees. The Committee reviews annually the performance of the executives and ensures that it understands compensation trends and that the programs in place are adequate. When circumstances warrant it, the Committee may make recommendations that deviate from current policies. The Board of Directors is of the view that the Compensation Committee collectively has the knowledge, experience and background to fulfill its mandate, and that each of the members of the Compensation Committee has direct experience relevant to his responsibilities regarding executive compensation. Each of the members of the Compensation Committee is an experienced senior executive. In particular, Messrs. Schermer and Quintas are presidents of their respective firms and Mr. Beil has extensive experience with the design and implementation of executive compensation packages. These collective skills and extensive experience enable the Compensation Committee to make decisions on the suitability of the Corporation’s compensation policies and practices.

Compensation Program Philosophy

The Corporation’s executive compensation philosophy and program objectives are directed primarily by two guiding principles. First, the program is intended to provide competitive levels of compensation, at expected levels of performance, in order to attract, motivate and retain talented executives. Second, the program is intended to create an alignment of interest between the Corporation’s executives and shareholders so that a significant portion of each executive’s compensation is linked to maximizing shareholder value. In support of this philosophy, the executive compensation program is designed to reward performance that is directly relevant to the Corporation’s short-term and long-term success. The Corporation attempts to provide both short-term and long-term incentive compensation that varies based on corporate and individual performance.

Three primary components comprise the Corporation’s compensation program. They are basic salary, annual incentive bonuses based on performance, and long-term stock options granted pursuant to the ESOP. Each element of compensation fulfills a different role in attracting, retaining and motivating qualified executives and employees with the expertise and skills required in the business of the Corporation, who can effectively contribute to its long-term success and objectives. The following discussion describes the Corporation’s executive compensation program by component of compensation and discusses how each component relates to the Corporation’s overall executive compensation objective. In establishing the executive compensation program, the Corporation believes that:

(a)	base salaries provide an immediate cash incentive for the Corporation’s Named Executive Officers and should be at levels competitive with peer companies that compete with the Corporation for business opportunities and executive talent;

(b)	annual incentive bonuses encourage and reward performance over the financial year compared to predefined goals and objectives and reflect progress toward company-wide performance objectives and personal objectives; and

(c)	stock options ensure that the Named Executive Officers are motivated to achieve long-term growth of the Corporation and continuing increases in shareholder value, and provide capital accumulation linked directly to the Corporation’s performance.

The Corporation places equal emphasis on base salary and stock options as short-term and long-term incentives, respectively. Annual incentive bonuses are related to performance and may form a greater or lesser part of the entire compensation package in any given year.

Purpose

The Corporation’s executive compensation program has been designed to accomplish the following long-term objectives:

(a)	create a proper balance between building shareholder wealth and competitive executive compensation while maintaining good corporate governance;

(b)	produce long-term, positive results for the Corporation’s shareholders;

(c)	align executive compensation with corporate performance and appropriate peer-group comparisons; and

(d)	provide market-competitive compensation and benefits that will enable the Corporation to recruit, retain and motivate the executive talent necessary to be successful.

Compensation Process

The Compensation Committee administers the Corporation’s compensation program in accordance with the mandate set out in the Compensation Committee’s charter, which has been adopted by the Board of Directors of the Corporation (the “Board”). Part of the mandate is to evaluate and recommend to the Board compensation policies and programs for the Corporation’s directors, executive officers and senior management, including option grants under the ESOP described below. The Compensation Committee has the authority to retain compensation consultants to assist in the evaluation of director, chief executive officer and senior executive compensation. In 2011, the Corporation retained the services of Hay Group, Inc. for advice relating to the competitiveness and appropriateness of the compensation programs of the Corporation for the President and Chief Executive Officer and members of senior management, as the case may be. Hay Group, Inc. is in the midst of finalizing its external benchmarking study. The services to be provided by Hay Group, Inc. may include, but are not limited to, advice on base salaries, short-term, medium-term and long-term incentive programs, pension plans, social benefits, awards and provisions regarding employment and change of control. In connection with these services, Hay Group, Inc. may review the Corporation’s compensation policies (including choosing the companies forming part of the comparative groups, positioning regarding compensation and performance, performance measures, etc.), the design of the programs and the levels of compensation compared to market and may make observations and recommendations regarding amendments where appropriate.

The CEO makes recommendations to the Compensation Committee as to the compensation of the Corporation’s executive officers, other than himself. The Compensation Committee makes recommendations to the Board of Directors as to the compensation of the CEO and the other Named Executive Officers for approval, in accordance with the same criteria upon which the compensation of all other executive officers is based.

The Compensation Committee annually reviews the compensation levels for the executive officers and certain members of senior management. For the fiscal year ended December 31, 2011, the Compensation Committee reviewed information it received from the CEO. It used this information to determine and approve such changes to the general compensation levels that it considered appropriate. In addition, on the recommendation of the CEO, the Compensation Committee approved and recommended to the Board discretionary stock option awards for executive officers and senior management. In arriving at its decisions, the Compensation Committee reviewed industry comparisons for similar-sized companies and for other companies in the packaging materials sector. For the fiscal year ended December 31, 2011, the comparative group was comprised of the following companies:

AEP Industries, Aptargroup, Boise Inc., Enpro Industries, Exopak Holding Corporation, Myers Industries, Packaging Corporation of America and Tredegar Corporation. As of the date hereof, other than with respect to the adoption of the 2012 Stock Appreciation Rights Plan (see “— 2012 Stock Appreciation Rights Plan” below), the Corporation has no plan to make any significant change to its compensation policies and practices in the next financial year.

Although the Compensation Committee may rely on information and advice obtained from consultants, all decisions with respect to executive compensation are made by the Board of Directors upon recommendation of the Compensation Committee and may reflect factors and considerations that differ from information and recommendations provided by such consultants, such as merit and the need to retain high-performing executives. Accordingly, the Board of Directors may exercise discretion either to award compensation absent attainment of the relevant performance goal or similar condition or to reduce or increase the size of any award or payout to one or more Named Executive Officers.

Base Salaries

The base salaries of the Named Executive Officers are reviewed annually to ensure that they take into account the following factors: market and economic conditions; levels of responsibility and accountability of each Named Executive Officer; skill and competencies of each Named Executive Officer; retention considerations; and level of demonstrated performance.

Variable Cash Incentive Awards – Bonuses

The Compensation Committee’s philosophy with respect to executive officer bonuses is to align the payments of bonuses with the performance of the Corporation, based on predefined goals and objectives established by the Compensation Committee and management. As a result of the fiscal 2011 performance of the Corporation, the Compensation Committee recommended the payment of bonuses to the Named Executive Officers for the fiscal year ended December 31, 2011.

Each of the Named Executive Officers received a performance bonus for 2011. Bonuses paid depend on the level of achievement of financial objectives of the Corporation. The Corporation attributes to each executive, depending on his or her hierarchic level, a bonus target level set as a percentage of his or her salary, representing the amount which will be paid if all objectives are achieved according to the targets set. Actual bonuses may vary between zero and twice the target bonus, based on the level of achievement of the predetermined objectives set out at the beginning of the fiscal year. The objectives and weight attached thereto are re-evaluated on an annual basis by the Compensation Committee and communicated to the relevant individuals.

For the fiscal year ended December 31, 2011, the bonuses were based on the Corporation achieving certain target amounts for:

(i)	Adjusted EBITDA, which the Corporation defines as net earnings (loss) before (i) income taxes (recovery); (ii) interest and other (income) expense; (iii) refinancing expense, net of amortization; (iv) amortization of debt issue expenses; (v) amortization of intangible assets and deferred charges; (vi) depreciation of property, plant and equipment; (vii) manufacturing facility closures, restructuring and other charges; (viii) impairment of goodwill; (ix) impairment of long lived assets and other assets; (x) write down on assets classified as asset held for sale; and (xi) other items as disclosed. Interest expense is defined as the total interest expense incurred net of any interest income earned during the year; and

(ii)	“cash flows from operations after changes in working capital”.

The Board of Directors elected to use Adjusted EBITDA instead of EBITDA (which the Corporation defines as net earnings (loss) before (i) income taxes (recovery); (ii) financial expenses, net of amortization; (iii) refinancing expense, net of amortization; (iv) amortization of other intangibles and capitalized software costs; and (v) depreciation) in determining bonuses for 2011 inasmuch as certain expenses and charges incurred by the Corporation during the year (i.e., manufacturing facility closure costs) were in the long-term interest of the Corporation and that such amounts should not impact the ability of the Named Executive Officers to achieve the performance bonus targets.

The target amount for Adjusted EBITDA for 2011 was set at $59,900,000 (the “EBITDA Target”) and the target amount for cash flows from operations after changes in working capital was $37,200,000 (the “Cash-flows Target”). The Corporation’s EBITDA for 2011 was $59,296,000, which was 99% of the EBITDA Target. The utilization of Adjusted EBITDA had the effect of increasing the bonus payable to the Named Executive Officers other than Mr. Yull and Mr. Pitz.

The following table presents the target incentive compensation as a percentage of salary, the indicators used in 2011 to measure the Corporation’s performance for purposes of the short-term incentive compensation program and their relative weight.

		Gregory A. Yull		Bernard J. Pitz		Jim Bob Carpenter		Shawn Nelson		Douglas R. Nalette
Incentive compensation as a percentage of salary	Minimum Target Maximum	0 100 100	% % %	0 100 100	% % %	0 50 100	% % %	0 50 100	% % %	0 50 100	% % %

Relative weight of financial indicators
Adjusted EBITDA		50%		50%		50%		100%		100%

Cash flows from operations after changes in working capital		50%		50%		50%		—		—

Total		100%		100%		100%		100%		100%

The bonus is calculated using, for each objective, the following formula and is equal to the sum of all results:

Annual salary X number of applicable months	X	Target bonus percentage	X	Weight of financial indicator
12 months

The Named Executive Officers other than Messrs. Yull and Pitz were also eligible for an additional bonus calculated using an Adjusted EBITDA target amount of $72,000,000 (the “Reach EBITDA Target”). This additional bonus is calculated using the following formula:

Actual Adjusted EBITDA – EBITDA Target	X	Maximum bonus amount -
Target bonus amount
Reach EBITDA Target – EBITDA Target

The following table presents the objectives for 2011 approved by the Board of Directors and the results achieved by the Corporation:

	Target	Result	Evaluation of Performance
EBITDA	$59,900,000	$59,296,000	98.99%
Adjusted EBITDA	$59,900,000	$63,144,000	105.42%
Cash flows from operations after changes in working capital	$37,200,000	$48,752,000	131.05%
Reach EBITDA Target	$72,000,000	$63,144,000	87.70%

Named Executive Officers were also eligible for prorated bonus amounts if between 90% and 100% of the target objectives were achieved by the Corporation.

The following table presents, for each target objective, the bonus amount earned by the Named Executive Officer for 2011.

	Gregory A. Yull	Bernard J. Pitz	Jim Bob Carpenter	Shawn Nelson	Douglas R. Nalette
EBITDA Target	$237,500	$185,400	$77,575	$152,500	$145,000
Cash-flows Target	$237,500	$185,400	$77,575	—	—
Reach Target	—	—	$41,596	$40,885	$38,874

Total	$475,000	$370,800	$196,746	$193,385	$183,874

Stock Option Plan

The Corporation provides long-term incentive compensation to its Named Executive Officers through the ESOP. The ESOP is described in detail above under the heading “Ratification, Confirmation and Approval of the Unallocated Options under the Executive Stock Option Plan”. The Compensation Committee recommends the granting of stock options from time to time based on its assessment of the appropriateness of doing so in light of the long-term strategic objectives of the Corporation, its current stage of development, the need to retain or attract particular key personnel, the number of stock options already outstanding and overall market conditions. The Compensation Committee views the granting of stock options as a means of promoting the success of the Corporation and higher returns to its shareholders. As such, the Compensation Committee does not grant stock options in excessively dilutive numbers or at exercise prices not reflective of the Corporation’s underlying value. For the fiscal year ended December 31, 2011, the Compensation Committee recommended the granting of stock options to the Named Executive Officers in respect of an aggregate of 575,000 common shares.

2012 Stock Appreciation Rights Plan

On June 20, 2012, the Board of Directors of the Corporation adopted the 2012 Stock Appreciation Rights Plan. The purpose of the 2012 Stock Appreciation Rights Plan is to (a) promote a proprietary interest in the Corporation among its executives and directors; (b) encourage the Corporation’s executives and directors to further the Corporation’s development; and (c) attract and retain the key employees necessary for the Corporation’s long-term success. The 2012 Stock Appreciation Rights Plan is administered by the Compensation Committee of the Board of Directors of the Corporation and authorizes the Corporation to award stock appreciation rights (“SARs”) to eligible persons. A SAR is a right to receive a cash payment equal to the difference between the base price of the SAR and the market value of a common share of the Corporation on the date of exercise. SARs can only be settled in cash.

Group Benefits/Perquisites

The Compensation Committee believes that the perquisites for Named Executive Officers should be limited in scope and value and commensurate with perquisites offered by peer group companies. The perquisites, including property or other personal benefits provided to a Named Executive Officer that are not generally available to all employees, in the year ended December 31, 2011 did not exceed in any case the lesser of $50,000 or 10% of the Named Executive Officer’s total salary.

Assessment of Risk Associated with the Corporation’s Compensation Policies and Practices

The Compensation Committee has assessed the Corporation’s compensation plans and programs for its executive officers to ensure alignment with the Corporation’s business plan and to evaluate the potential risks associated with those plans and programs. The Compensation Committee has concluded that the compensation policies and practices do not create any risks that are reasonably likely to have a material adverse effect on the Corporation.

The Compensation Committee considers the risks associated with executive compensation and corporate incentive plans when designing and reviewing such plans and programs.

NEOs or directors are not permitted to purchase financial instruments (such as prepaid variable forward contracts, equity swaps, collars, or units of exchange funds) that are designed to hedge or offset a decrease in market value of equity securities granted as compensation or held, directly or indirectly, by the NEO or director.

Executive Compensation-Related Fees

“Executive Compensation-Related Fees” consist of fees for professional services billed by each consultant or advisor, or any of its affiliates, that are related to determining compensation for any of the Corporation’s directors and executive officers. In the fiscal year ended December 31, 2011, the Corporation paid to Hay Group, Inc. Executive Compensation-Related Fees amounting to $20,121 (nil for the fiscal year ended December 31, 2010).

Performance Graph

The following graph compares the cumulative five-year total return provided to shareholders on the Corporation’s common shares relative to the cumulative total returns of the S&P/TSX Composite Index. An investment of $100 (with reinvestment of all dividends) is assumed to have been made in the Corporation’s common shares and in the Index on December 31, 2006 and their relative performance is tracked through December 31, 2011.

During the period from 2006 through 2011, the Corporation’s share price underperformed in comparison to the S&P/TSX Composite Index. The aggregate annual compensation of the Named Executive Officers increased in 2007, decreased in 2008 and 2009 and increased in 2010 and 2011.

Variable cash incentive awards based on the Corporation’s financial performance occurred in 2005 based on 2004 financial performance and peaked in 2007 in connection with the Corporation’s financial performance for 2006. In 2008, there was a variable cash incentive award based on the financial performance of the Tapes and Films Division in 2007. There was no variable cash incentive award in 2009 based on the financial performance of the Corporation in 2008. In 2010, there was a variable cash incentive award based on the financial performance of the Tapes and Films Division in 2009. In 2011, there was a variable cash incentive award based on the financial performance of the Corporation (Divisions have been eliminated).

The Compensation Committee does not establish compensation or incentive levels based solely on the market value of the common shares of the Corporation. The Compensation Committee believes that there are a variety of factors that have an impact on the market value of the Corporation’s common shares that are not reflective of the underlying performance of the Named Executive Officers including the general market volatility.

Summary of the Compensation of the Named Executive Officers

Between the resignation of the Interim CEO on June 28, 2007 and June 8, 2010, the Corporation did not have a CEO. Eric E. Baker and Melbourne F. Yull have served, respectively, as the Chairman of the Board of Directors and Executive Director of the Corporation between June 28, 2007 and June 8, 2010, the date on which Gregory A. Yull was appointed CEO. The compensation paid to companies with which Messrs. Baker and Yull are respectively associated is set out in the “Advisory Services Agreements” section below.

The following table provides information for the financial years ended December 31, 2011, 2010 and 2009 regarding compensation paid to or earned by the Named Executive Officers.

Summary Compensation Table

					Non-Equity Incentive Plan
					Compensation
			Share- Based Awards ($)	Option- Based Awards(1) ($)	($)
							Long-Term Incentive Plans	Pension Value ($)		All other Compensation(2) ($)		Total Compensation ($)
Name and Principal Occupation		Salary			Annual
	Year	($)			Incentive Plans

Gregory A. Yull(3)	2011	464,711	—	332,500	475,000		—	9,605	(4)	18,732	(5)	1,300,548
CEO & President	2010	418,317	—	398,440	—		—	—		—		816,757
	2009	350,202	—	—	—		—	—		—		350,202

Bernard J. Pitz(6)	2011	368,141	—	110,000	370,800		—	9,605	(4)	1,894	(8)	860,440
Chief Financial Officer	2010	360,000	—	—	49,315	(7)	—	—		353,113	(9)	762,428
	2009	55,385	—	193,350	—		—	—		—		248,735

Jim Bob Carpenter	2011	310,300	—	27,500	196,746		—	9,605	(4)	2,947	(8)	547,098
Sr. Vice President Global Sourcing	2010	306,123	—	45,707	—		—	—		—		351,830
	2009	282,254	—	—	—		—	—		—		282,254

Shawn Nelson	2011	297,616	—	55,000	193,385		—	9,605	(4)	978	(8)	556,584
Senior Vice President	2010	271,298	—	45,707	—		—	—		—		317,005
Sales(10)	2009	250,144	—	—	55,000	(11)	—	—		—		305,144

Douglas R. Nalette	2011	281,385	—	55,000	183,874		—	4,168	(4)	2,638	(8)	527,065
Senior Vice President	2010	251,567	—	45,707	—		—	—		—		297,274
Operations(10)	2009	231,952	—	—	55,000	(11)	—	—		—		286,952

(1)	Value of awards granted on June 27, 2011 to Bernard J. Pitz, Jim Bob Carpenter, Shawn Nelson and Douglas R. Nalette using the Black-Scholes method, a commonly-used method, using the following assumptions: estimated volatility assumption of 65.87%, estimated dividend yield of 0%, interest rate of 2.48%, and option term of six years. The value of awards granted on June 7, 2011 to Gregory A. Yull was determined using the Black-Scholes method and the following assumptions: estimated volatility assumption of 65.81%, estimated dividend yield of 0%, interest rate of 2.45% and option term of ten years.
(2)	The value of perquisites received by each of the Named Executive Officers, including property or other personal benefits provided to the Named Executive Officers that are not generally available to all employees, was not in the aggregate greater than the lesser of $50,000 or 10% of the Named Executive Officer’s total salary for the financial year.
(3)	Prior to June 8, 2010, Mr. Yull was President, Distribution Products (Tapes & Films).
(4)	Represents the Corporation’s contribution to its defined contribution pension plan, which qualifies as a deferred salary arrangement under section 401(k) of the United States Internal Revenue Code.
(5)	Includes an amount of $10,899 with respect to a company-leased vehicle per the terms of Mr. Yull’s employment agreement with the Corporation, an amount of $6,250 tax gross-up paid by the Corporation to Mr. Yull with respect to the company-leased vehicle, and Group Term Life Insurance.
(6)	Mr. Pitz was appointed CFO of the Corporation effective November 12, 2009.
(7)	The annual incentive paid to Mr. Pitz was based on a pro rata bonus for 2009 pursuant to the terms of his employment agreement.
(8)	Group Term Life Insurance.
(9)	This amount represents the tax gross-up paid by the Corporation to Bernard J. Pitz with respect to the reimbursement of the loss on the sale of his home and relocation costs (these costs amounted to $660,990).
(10)	Officer of Intertape Polymer Corp., a wholly owned subsidiary of the Corporation.
(11)	This amount was paid to Mr. Nelson and Mr. Nalette in 2010 but earned on the basis of the Tapes & Film Division attaining specific performance goals in fiscal 2009.

Incentive Plan Awards – Outstanding Share-Based Awards and Option-Based Awards

The following table sets out the details of all outstanding stock options granted to the Named Executive Officers at December 31, 2011, the end of the most recently-completed financial year of the Corporation.

	Option-Based Awards				Share-Based Awards
Name	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price (CDN$)	Option Expiration Date	Value of Unexercised In-the-Money Options(1) (CDN$)	Number of Shares or Units of Shares that have not Vested (#)	Market or Payout Value of Share-based awards that have not Vested(2) (CDN$)	Market or Payout Value of Vested Share-based awards not paid out or distributed (CDN$)
Gregory A. Yull	50,000	9.85	03/28/2012	—	—	—	—
	20,000	9.85	03/28/2012	—
	35,000	7.50	05/29/2012	—
	442,073	3.61	09/17/2013	—
	350,000	1.90	08/05/2020	493,500
	350,000	1.55	06/07/2021	616,000

Bernard J. Pitz	182,927	3.61	11/12/2015	—	—	—	—
	100,000	1.80	06/27/2017	151,000

Jim Bob Carpenter	20,000	9.85	03/28/2012	—	—	—	—
	15,000	7.50	05/29/2012	—
	2,907	3.61	09/17/2013	—
	100,000	3.61	08/26/2014	—
	35,000	2.19	06/10/2016	39,200
	25,000	1.80	06/27/2017	37,750

Shawn Nelson	17,500	9.85	03/28/2012	—	—	—	—
	15,000	8.46	05/09/2012	—
	152,439	3.61	09/17/2013	—
	35,000	2.19	06/10/2016	39,200
	50,000	1.80	06/27/2017	75,500

Douglas R. Nalette	13,000	9.85	03/28/2012	—	—	—	—
	15,000	8.46	05/09/2012	—
	147,352	3.61	09/17/2013	—
	35,000	2.19	06/10/2016	39,200
	50,000	1.80	06/27/2017	75,500

(1)	This column contains the aggregate value of in-the-money unexercised options as at December 31, 2011, calculated based on the difference between the closing price of the common shares on the TSX underlying the stock options as at December 31, 2011 (being CDN$3.31) and the exercise price of the stock options. Actual gains, if any, on exercise will depend on the value of the common shares on the date of exercise. There is no guarantee that gains will be realized.
(2)	Calculated based on the closing price of the common shares on the TSX underlying the performance shares as at December 30, 2011 (being CDN$3.31).

Incentive Plan Awards – Value Vested or Earned During the Year

The following table sets out, for each Named Executive Officer, the value of option-based awards and share-based awards which vested during the year ended December 31, 2011 and the value of non-equity incentive plan compensation earned during the year ended December 31, 2011.

Name	Option-Based Awards – Value Vested During the Year(1)	Share-Based Awards – Value Vested During the Year	Non-Equity Incentive Plan Compensation – Value Earned During the Year
Gregory A. Yull	CDN$31,500	nil	nil
Bernard J. Pitz	nil	nil	nil
Jim Bob Carpenter	nil	nil	nil
Shawn Nelson	nil	nil	nil
Douglas R. Nalette	nil	nil	nil

(1)	The value is calculated as if the stock options were exercised on the vesting date of each relevant grant. The value is equal to the excess of the closing price of the common shares underlying the options on the vesting date over the exercise price on the vesting date.

For a description of the terms and conditions of the ESOP, see above under the heading “Ratification, Confirmation and Approval of the Unallocated Options Under the Executive Stock Option Plan.”

Termination and Change of Control Benefits

The following agreements between the Corporation and members of senior management were in effect at the end of the Corporation’s most recently-completed financial year.

The Corporation entered into “change of control” agreements as of January 2001 with each of Messrs. Jim Bob Carpenter (Sr. Vice-President, Global Sourcing), Burgess Hildreth (Sr. Vice-President, Administration), Shawn Nelson (Sr. Vice-President Sales), as of October 28, 2004 with Douglas R. Nalette (Sr. Vice-President Operations), and as of November 17, 2009 with Bernard J. Pitz (Chief Financial Officer). These agreements provide that if, within a period of six months after a change of control of the Corporation: (a) the executive voluntarily terminates his employment with the Corporation; or (b) the Corporation terminates the executive’s employment without cause, such executive will be entitled to, subject to the restrictions of Section 409A of the Internal Revenue Code of 1986, in deferred compensation, a lump sum in the case of his resignation or an indemnity in lieu of notice in a lump sum in the case of his termination, equal to 12 to 24 months of such executive’s remuneration at the effective date of such resignation or termination, depending on his seniority.

Furthermore, these agreements also provide that if during the term of the executive’s employment a bona fide offer is made to all shareholders of the Corporation which, if accepted, would result in a change of control of the Corporation, then, subject to any applicable law, all of the executive’s options which have not yet become vested and exercisable shall become vested and exercisable immediately. Upon expiry of such bona fide offer, if it does not result in a change of control of the Corporation, all of the executive’s unexercised options which were not vested prior to such offer shall immediately revert to their unvested status and to their former provisions with respect to the time of their vesting.

On August 2, 2010, the Corporation entered into an Executive Employment Agreement with Gregory A. Yull. Pursuant to the terms of the Agreement, Mr. Yull will receive an annual base salary of $450,000, increased to $475,000 commencing June 1, 2011 and $500,000 commencing on June 1, 2012. Mr. Yull will also be entitled to a performance bonus for each fiscal year ranging from zero to 100% of his then current annual base salary based on the achievement of specific goals that are mutually agreed to between Mr. Yull and the Board. For 2011, Mr. Yull’s bonus was based on the Corporation’s achieving certain target amounts for adjusted EBITDA and cash flows from operations after changes in working capital as set forth above in the Section entitled “Compensation of Executive Officers and Directors — Compensation Discussion and Analysis — Variable Cash Incentive Awards — Bonuses”. During the first three years of Mr. Yull’s employment, commencing June 8, 2010, Mr. Yull will be granted 350,000 stock options annually in accordance with the ESOP and thereafter at the discretion of the Board. The options to be granted during each of the first three years will become exercisable in annual increments of 25% on each of the first four anniversaries of the grant date. Such options will expire on the tenth anniversary of the grant date, subject to the early expiry provisions of the ESOP. The exercise price of such options will be equal to the closing market price on the last trading day prior to the date of such grant. Fifty percent of the shares acquired by Mr. Yull pursuant to the exercise of the options granted under the Executive Employment Agreement must be retained by Mr. Yull and not sold or disposed of for a period of three years following the date when the option was exercised. Further, pursuant to the Agreement, Mr. Yull will receive a reasonable car allowance or leased vehicle, be entitled to participate in all employee benefit programs established by the Corporation, and be reimbursed for his annual dues for two clubs.

Provided Mr. Yull has served under the Executive Employment Agreement a minimum of five years, upon termination of his employment for any reason other than for cause, he will receive a defined benefit supplementary pension annually for life equal to the lesser of (i) $600,000 if he separates from service at age 65 or older, $570,000 at age 64, $540,000 at age 63, $510,000 at age 62, $480,000 at age 61, or $450,000 at age 60, and (ii) two percent of the average of his total cash compensation (base salary and performance bonus) for the highest five years of his employment during the prior ten years as of the time of separation, multiplied by his years of service with the Corporation.

In the event of Mr. Yull’s death, his surviving spouse will receive 50% of the annual supplement pension benefit within 90 days of his death and continuing annually during her lifetime. In the event the Corporation terminates Mr. Yull’s employment for any reason other than cause, or Mr. Yull terminates his employment for Good Reason as defined in the Executive Employment Agreement, Mr. Yull will be entitled to severance pay in an amount equal to two times the sum of his base salary and the average performance bonus paid to Mr. Yull in the last two fiscal years ending on the date prior to his date of termination. Subject to the restrictions of Section 409A of the Internal Revenue Code of 1986, such amount will be paid 65% in a lump sum and the balance in eight equal quarterly instalments. In addition, all unvested options that would otherwise vest during the 24 months following the date of termination will be immediately vested and remain exercisable for a period of twelve months. Lastly, the retirement benefits set forth above will vest.

In the event that Mr. Yull’s employment is terminated as a result of his Permanent Disability, as defined in the Executive Employment Agreement, or death, he will be entitled to receive (i) accrued and unpaid base salary earned up to the date of termination, (ii) a pro-rated performance bonus that he would have received in respect of the fiscal year in which the termination occurred, (iii) vacation pay earned up to the date of termination, and (iv) provided the date of termination is on or after the fifth year anniversary of the Agreement, the retirement benefits set forth above will vest. In addition, all unvested stock options held by Mr. Yull will immediately vest and remain exercisable for a period of nine months following the date of termination for Permanent Disability or death.

In the event that Mr. Yull’s employment is terminated by the Corporation without cause or for Good Reason within two years of a Change of Control, as defined in the Executive Employment Agreement, then he will be entitled to receive (i) accrued and unpaid base salary earned up to the date of termination, (ii) a pro-rated performance bonus that he would have received in respect of the fiscal year in which the termination occurred, based upon the average performance bonus paid to Mr. Yull in the last two fiscal years, (iii) vacation pay earned up to the date of termination, and (iv) severance pay in an amount equal to three times the sum of his base salary and the average performance bonus paid in the last two fiscal years immediately preceding the date of termination. In addition, all unvested stock options held by Mr. Yull will immediately vest and remain exercisable for a period of 36 months following the date of termination, and the retirement benefits set forth above will vest. Mr. Yull will also be entitled to participate, at his cost, in the benefits under the Corporation’s medical and dental benefit program until such time as he reaches the age of eligibility for coverage under Medicare. Lastly, disability and life insurance benefits will be provided for the benefit of Mr. Yull pursuant to any benefit plans and programs then provided by the Corporation generally to its executives and continue for a period of 36 months following the date of termination.

Mr. Yull has also agreed to a customary non-compete for two years from the date of termination.

On October 30, 2009, the Corporation entered into an employment letter agreement with Bernard J. Pitz. Pursuant to the terms of the letter agreement, Mr. Pitz receives an annual base salary of $360,000. Mr. Pitz is also entitled to a bonus ranging from zero to 100% of his then current annual base salary based on the achievement of specific goals that are mutually agreed to between Mr. Pitz and the Board. For 2011, Mr. Pitz’s bonus was based on the Corporation’s achieving certain target amounts for adjusted EBITDA and cash flows from operations after changes in working capital as set forth above in the Section entitled “Compensation of Executive Officers and Directors - Compensation Discussion and Analysis - Variable Cash Incentive Awards — Bonuses”. Further, Mr. Pitz was awarded 182,927 options with a grant price of CDN$3.61. In addition, the Corporation agreed to cover Mr. Pitz’s relocation costs.

On November 17, 2009, the Corporation entered into a second letter agreement with Mr. Pitz. Pursuant to the terms of the letter agreement, in the event the Corporation terminates Mr. Pitz’s employment for any reason other than Cause as defined in the letter agreement, or Mr. Pitz terminates his employment for Good Reason as defined in the letter agreement, Mr. Pitz will be entitled to severance pay in an amount equal to twelve times his highest total base monthly salary received in any one month during the twelve months prior to Mr. Pitz’s last day of employment, provided that if Mr. Pitz’s termination of employment occurs within twelve months of the appointment of a Chief Executive Officer of the Corporation other than Gregory A. Yull, then the severance payment due to Mr. Pitz shall be equal to 24 times Mr. Pitz’s highest monthly salary. Subject to the restrictions of Section 409A of the Internal Revenue Code of 1986 (“Section 409A”), such amount shall be paid in either 12 or 24 equal monthly instalments as applicable (“Severance Period”). In the event there is a Section 409A Change in Control within six months prior to Mr. Pitz’s termination of employment or during the Severance Period, the remainder of the unpaid severance payments will be accelerated and paid in a single lump sum within ten days after the 409A Change in Control occurs, subject to Section 409A. In the event there is an occurrence of Good Reason and Mr. Pitz does not terminate his employment within 60 days of the occurrence, he will be deemed to have waived such Good Reason. If Mr. Pitz’s employment is terminated for Cause, or he resigns without Good Reason, or retires, then Mr. Pitz will not be eligible for severance pay. Mr. Pitz will also be entitled to participate in the benefits under the Corporation’s medical, dental, vision, life insurance and accidental death and dismemberment coverage, subject to the then current cost sharing features of the plans. In the event Mr. Pitz obtains other employment during the first twelve months of severance payments, the Corporation’s obligation to pay such severance will cease. In the event Mr. Pitz obtains employment after twelve months but during the remainder of the Severance Period, the severance payments will be reduced by the amount of compensation paid to Mr. Pitz by his subsequent employer.

On July 19, 2010, the Corporation entered into a letter agreement with Mr. Jim Bob Carpenter. Pursuant to the terms of the letter agreement, in the event the Corporation terminates Mr. Carpenter’s employment for any reason other than Cause as defined in the letter agreement, or Mr. Carpenter terminates his employment for Good Reason as defined in the letter agreement, Mr. Carpenter will be entitled to severance pay in an amount equal to 24 times his highest total base monthly salary received in any one month during the twelve months prior to Mr. Carpenter’s last day of employment. Subject to the restrictions of Section 409A, such amount shall be paid in 24 equal monthly instalments (“Severance Period”). In the event there is a Section 409A Change in Control within six months prior to Mr. Carpenter’s termination of employment or during the Severance Period, the remainder of the unpaid severance payments will be accelerated and paid in a single lump sum within ten days after the 409A Change in Control occurs, subject to Section 409A. In the event there is an occurrence of Good Reason and Mr. Carpenter does not terminate his employment within 60 days of the occurrence, he will be deemed to have waived such Good Reason. If Mr. Carpenter’s employment is terminated for Cause, or he resigns without Good Reason, or retires, then Mr. Carpenter will not be eligible for severance pay. Mr. Carpenter will also be entitled to participate in the benefits under the Corporation’s medical, dental, vision, life insurance and accidental death and dismemberment coverage, subject to the then current cost sharing features of the plans. In the event Mr. Carpenter obtains other employment during the Severance Period, the Corporation’s obligation to pay such severance will cease.

Director Compensation

Compensation of directors is established in order to allow the Corporation to attract and retain highly-qualified and devoted directors with a varied and relevant experience, taking into account the numerous segments of activities which the Corporation exploits, and to align the interests of the directors with those of the shareholders.

Directors receive annual fees and additional compensation which varies depending on their attendance at meetings of the Board or of its committees. Compensation is paid semi-annually.

The following table presents the different components of the compensation the directors may be entitled to receive, with the exception of Gregory A. Yull, who does not receive any compensation for serving as director as he is an executive of the Corporation.

Type of Compensation	Amount
Annual Amount
Annual retainer fee	$30,000
Chair of the Board of Directors (includes the annual retainer fee)	$90,000
Lead Director (includes the annual retainer fee)	$35,000
Chair of the Audit Committee	$10,000
Member of the Audit Committee	$5,000
Chair of the Compensation Committee and of the Nominating and Corporate Governance Committee	$5,000
Member of the Compensation Committee and of the Nominating and Corporate Governance Committee	$2,000
Chair of the Executive Committee	$5,000
Member of the Executive Committee	$2,000

Other Compensation
Attendance fee for each meeting of the Board of Directors and committees	$1,000
	($500 by telephone	)

The Corporation does not have a retirement plan for directors who are not employees of the Corporation.

If an independent director who is not an employee of the Corporation or of one of its subsidiaries is asked to provide additional services to the Corporation as director beyond the customary responsibilities of a director, such director may receive additional compensation determined by the Nominating and Corporate Governance Committee.

Summary of Director Compensation

The Corporation paid its directors an aggregate of $314,500 for their services as directors in respect of the fiscal year ended December 31, 2011. The following table presents the details of the compensation paid to the directors of the Corporation for the fiscal year ended December 31, 2011 (except for Mr. Gregory A. Yull, who is a Named Executive Officer).

Director	Fees earned ($)	Share-based awards ($)	Option-based awards(1) ($)	Non-equity incentive plan compensation ($)	Pension value(2) ($)	All other compensation ($)	Total ($)
Eric E. Baker(3)	49,500	—	19,000	—	—	—	68,500
Robert M. Beil	40,500	—	19,000	—	—	—	59,500
George J. Bunze	50,500	—	19,000	—	—	—	69,500
Robert J. Foster	45,500	—	19,000	—	—	—	64,500
Jorge N. Quintas	36,000	—	19,000	—	—	—	55,000
Torsten A. Schermer	48,000	—	19,000	—	—	—	67,000
Gregory A. Yull	—	—	—	—	—	—	—
Melbourne F. Yull	44,500	—	19,000	—	—	—	63,500

(1)	Value of awards granted on June 7, 2011 using the Black-Scholes method, a commonly-used method, using the following assumptions: estimated volatility assumption of 65.81%, estimated dividend yield of 0%, interest rate of 2.45%, and option term of six years.
(2)	The Corporation does not have a retirement plan for directors who are not employees of the Corporation.
(3)	Prior to July 1, 2011, Mr. Baker’s services as Chairman of the Board were provided pursuant to an Advisory Services Agreement that expired on June 30, 2011 and which provided for monthly compensation in the amount of CDN$25,000 (see “Advisory Services Agreement” below). Accordingly, Mr. Baker received half of the annual fee for serving as Chair of the Board of Directors.

The following table presents the fees paid to each director as such for the fiscal year ended December 31, 2011

Directors	Annual Compensation ($)	Compensation as committee member ($)	Compensation as committee chair ($)	Attendance fees for meetings of the Board of Directors or of a committee ($)	Total ($)
Eric E. Baker(1)	45,000	1,000	—	3,500	49,500
Robert M. Beil	30,000	—	5,000	5,500	40,500
George J. Bunze	30,000	—	10,000	10,500	50,500
Robert J. Foster	30,000	5,000	—	10,500	45,500
Jorge N. Quintas	30,000	2,000	—	4,000	36,000
Torsten A. Schermer	30,000	7,000	—	11,000	48,000
Gregory A. Yull	—	—	—	—	—
Melbourne F. Yull	30,000	—	5,000	9,500	44,500

(1)	Prior to July 1, 2011, Mr. Baker’s services as Chairman of the Board were provided pursuant to a Services Agreement that expired on June 30, 2011 and which provided for monthly compensation in the amount of CDN$25,000 (see “Advisory Services Agreement” below). Accordingly, Mr. Baker received half of the yearly fee for serving as a director.

Outstanding Director Incentive Plan Awards for the Fiscal Year Ended December 31, 2011

The following table presents for each director all outstanding awards at the end of the fiscal year ended December 31, 2011 (except for Mr. Gregory A. Yull, who is a Named Executive Officer. See the heading “Compensation of Executive Officers Analysis —Summary Compensation for Executive Officers — Incentive Plan Awards — Outstanding Share-Based Awards and Option-Based Awards”).

	Option-Based Awards				Share-Based Awards
Name	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price (CDN$)	Option Expiration Date	Value of Unexercised In-the-Money Options(1) (CDN$)	Number of Shares or Units of Shares that have not Vested (#)	Market or Payout Value of Share-based awards that have not Vested(2) (CDN$)	Market or Payout Value of Vested Share-based awards not paid out or distributed (CDN$)
Eric E. Baker	50,000	2.19	06/10/2016	56,000	—	—	—
	20,000	1.55	06/07/2017	35,200

Robert M. Beil	30,000	3.61	09/17/2013	—	—	—	—
	10,000	0.55	04/01/2015	27,600
	10,000	2.19	06/10/2016	11,200
	20,000	1.55	06/07/2017	35,200

George J. Bunze	30,000	3.61	09/17/2013	—	—	—	—
	10,000	0.55	04/01/2015	27,600
	10,000	2.19	06/10/2016	11,200
	20,000	1.55	06/07/2017	35,200

Robert J. Foster	30,000	2.19	06/10/2016	33,600	—	—	—
	20,000	1.55	06/07/2017	35,200

Jorge N. Quintas	30,000	1.89	11/13/2015	42,600	—	—	—
	10,000	2.19	06/10/2016	11,200
	20,000	1.55	06/07/2017	35,200

Torsten A. Schermer	30,000	3.61	09/17/2013	—	—	—	—
	10,000	0.55	04/01/2015	27,600
	10,000	2.19	06/10/2016	11,200
	20,000	1.55	06/07/2017	35,200

Melbourne F. Yull	110,000	9.85	03/28/2012	—	—	—	—
	50,000	2.19	06/10/2016	56,000
	20,000	1.55	06/07/2017	35,200

(1)	This column contains the aggregate value of in-the-money unexercised options as at December 31, 2011, calculated based on the difference between the closing price of the common shares on the TSX underlying the stock options as at December 31, 2011 (being CDN$3.31) and the exercise price of the stock options. Actual gains, if any, on exercise will depend on the value of the common shares on the date of exercise. There is no guarantee that gains will be realized.
(2)	Calculated based on the closing price of the common shares on the TSX underlying the performance shares as at December 31, 2011 (being CDN$3.31).

Each director is required to own a minimum of $20,000 of the Corporation’s common shares, such amount to be measured based on the original purchase price of such shares.

Advisory Services Agreements

In 2010, the Corporation entered into a service agreement with a company controlled by the current Chairman of the Board of Directors. This agreement required the provision of support services that included the duties of Chairman of the Board and qualified as a related party transaction in the normal course of operations. The Chairman of the Board support services agreement was effective from January 1, 2010 through June 30, 2011 and provided for monthly compensation in the amount of CDN$25,000. These amounts were in lieu of the fees otherwise paid to directors for their services.

Pension and Post-Retirement Benefit Plans

The following table sets out the entitlements of each of Melbourne F. Yull and Gregory A. Yull under the defined benefit plans that provide for payments or benefits at, following, or in connection with retirement (all figures were calculated using the accounting methods and assumptions disclosed in Note 17 to the Consolidated Financial Statements of the Corporation for the fiscal year ended December 31, 2011).

Name	Number of Years Credited Service	Annual Benefits Payable ($)		Opening Present Value of Defined Benefit Obligation ($)	Compensatory Change ($)	Non- Compensatory Change ($)	Closing Present Value of Defined Benefit Obligation ($)
		At Year End	At Age 65
Melbourne F. Yull	25	260,935	N/A	2,940,644	(260,935)	392,414	3,072,123
Gregory A. Yull	22	224,955	600,000	1,263,159	—	584,438	1,847,597

Melbourne F. Yull was Chairman of the Board of Directors and Chief Executive Officer of the Corporation from January 11, 1995 to June 14, 2006. Prior thereto, Mr. Yull was the President and a director of the Corporation or a predecessor thereof, from 1981. The former employment agreement entered into between the Corporation and Mr. Yull provides that Mr. Yull receives from the Corporation a defined benefit supplementary pension annually for life in an amount equal to 2% of the average of Mr. Yull’s annual gross salary for the final five years of his employment with the Corporation, multiplied by his years of service with the Corporation to retirement. Accordingly, Mr. Yull receives a pension from the Corporation in an amount of $260,935 per year.

Gregory A. Yull is President, Chief Executive Officer and a director of the Corporation. The employment agreement entered into between the Corporation and Gregory A. Yull provides that he will receive from the Corporation a defined benefit supplementary pension annually for life in an amount equal to the lesser of (i) $450,000 if he separates from service to the Corporation at age 60 up to a maximum amount of $600,000 at age 65 increasing rateably for each additional year of service past age 60, and (ii) 2% of the average of his total cash compensation (base salary and performance bonus) for the highest five years of his employment during the prior ten years as of the time of separation of his employment with the Corporation, multiplied by his years of service with the Corporation. As of December 31, 2011, Mr. Yull’s accumulated benefit was an amount of $224,955 per year.

The Corporation maintains defined contribution pension plans in the United States and Canada. Each Named Executive Officer participates in the “U.S. Plan”. The U.S. Plan is a defined contribution pension plan and qualifies as a deferred salary arrangement under section 401(k) of the United States Internal Revenue Code. Under the U.S. Plan, employees who have been employed for at least 90 days may defer a portion of their pre-tax earnings subject to statutory limitations. The Corporation may make discretionary contributions for the benefit of eligible employees. The U.S. Plan permits eligible employees to choose how their account balances are invested on their behalf within a range of investments options provided by third-party fund managers. The following table sets out the Corporation’s contributions to the pension plan and the accumulated value as at January 1, 2011 and December 31, 2011 for each Named Executive Officer.

Name	Accumulated Value at Start of Year ($)	Compensatory ($)	Accumulated Value at Year End ($)
Gregory A. Yull	121,960	9,065	346,404
Bernard J. Pitz	16,434	9,065	40,069
Jim Bob Carpenter	262,518	9,065	284,761
Shawn Nelson	203,120	9,065	283,831
Douglas R. Nalette	24,104	4,168	85,453

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets out certain details as at December 31, 2011 with respect to the Corporation’s plans pursuant to which equity securities of the Corporation are authorized for issuance.

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	2,899,026	CDN$	3.91	0
Equity compensation plans not approved by security holders	875,000	CDN$	1.66	0
Total	3,774,026	CDN$	3.39	0

The options referred to in the table above were granted under the ESOP. A description of the ESOP can be found under “Ratification, Confirmation and Approval of the Unallocated Options Under the Executive Stock Option Plan” above.

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS

Aggregate Indebtedness

The following table sets out the aggregate indebtedness to the Corporation and its subsidiaries, as at July 31, 2012, of the executive officers, directors, employees and former executive officers, directors and employees of the Corporation and its subsidiaries. As at July 31, 2012, the indebtedness, if any, of such persons to other entities was not the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by the Corporation or any subsidiary thereof.

Purpose	To the Corporation or its subsidiaries		To another entity
Share purchases	$70,289	(1)	N/A
Other	N/A		N/A

(1)	Repayment will be made over a period of 36 months, or 78 pay periods, commencing July 28, 2011, with payments of $1,378.20 per pay period.

Indebtedness of Directors and Executive Officers under Securities Purchase and Other Programs

The following table sets out for: (i) each individual who is, or at any time during the fiscal year ended December 31, 2011 was, a director or executive officer of the Corporation; (ii) each proposed nominee for election as a director of the Corporation; and (iii) each associate of any such director, executive officer or proposed nominee, the indebtedness of such person since January 1, 2011, to: (a) the Corporation or any of its subsidiaries; or (b) another entity, if such indebtedness has been the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by the Corporation or any subsidiary thereof, other than “routine indebtedness” as defined in National Instrument 51-102 Continuous Disclosure Obligations of the Canadian Securities Administrators.

Name and principal position	Involvement of the Corporation or subsidiary	Largest amount outstanding during fiscal year ended December 31, 2011 ($)	Amount outstanding as at July 31, 2012 ($)		Financially- assisted securities purchases during fiscal year ended December 31, 2011 (#)	Security for indebtedness	Amount forgiven during fiscal year ended December 31, 2011 ($)
Securities Purchase Programs

Gregory A. Yull Chief Executive Officer & President	The Corporation is the lender	$90,962	$70,289	(1)	—	—	nil

Other Programs	—	—	—		—	—	—

(1)	Repayment will be made over a period of 36 months, or 78 pay periods, commencing July 28, 2011, with payments of $1,378.20 per pay period.

The foregoing amounts were loaned in connection with the purchase of common shares of the Corporation.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

For the purposes of this Circular, “informed person” means: (i) a director or executive officer of the Corporation; (ii) a director or executive officer of a person or corporation that is itself an informed person or subsidiary of the Corporation; (iii) any person or corporation who beneficially owns, or exercises control or direction over, directly or indirectly, voting securities of the Corporation or a combination of both, carrying more than 10% of the voting rights attached to all outstanding voting securities of the Corporation, other than voting securities held by the person or corporation as underwriter in the course of a distribution; and (iv) the Corporation if it has purchased, redeemed or otherwise acquired any of its own securities, for so long as it holds any of its securities.

To the best of the Corporation’s knowledge, no informed person of the Corporation, or any associate or affiliate of any informed person, has or had any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any transaction since the beginning of the Corporation’s most recently-completed financial year that has materially affected the Corporation or any of its subsidiaries, or in any proposed transaction that could materially affect the Corporation or any of its subsidiaries.

INTEREST OF CERTAIN PERSONS OR COMPANIES IN MATTERS TO BE ACTED UPON

The Corporation is not aware of any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be acted upon at this Meeting, other than the ratification, confirmation and approval of the unallocated options under the ESOP and the ratification, confirmation and approval of the grant of certain stock options under the ESOP, of any person who: (i) has been a director or executive officer of the Corporation at any time since the beginning of the Corporation’s last financial year; or (ii) is an associate or affiliate of any of the persons listed above in (i).

OTHER MATTERS

Management of the Corporation knows of no other matter to come before the Meeting other than those referred to in the Notice of Meeting. However, if any other matters which are not known to management should properly come before the Meeting, the accompanying form of proxy confers discretionary authority upon the persons named therein to vote on such matters in accordance with their best judgment.

SHAREHOLDER PROPOSALS

The CBCA provides that a registered holder or beneficial owner of shares that is entitled to vote at an annual meeting of the Corporation may submit to the Corporation notice of any matter that the person proposes to raise at the meeting (referred to as a “Proposal”) and discuss at the meeting any matter in respect of which the person would have been entitled to submit a Proposal. The CBCA further provides that the Corporation must set out the Proposal in its management proxy circular along with, if so requested by the person who makes the Proposal, a statement in support of the Proposal by such person. However, the Corporation will not be required to set out the Proposal in its management proxy circular or include a supporting statement if, among other things, the Proposal is not submitted to the Corporation at least 90 days before the anniversary date of the notice of meeting that was sent to the shareholders in connection with the previous annual meeting of shareholders of the Corporation. As the notice in connection with the last annual meeting of shareholders was dated April 15, 2012, the deadline for submitting a Proposal to the Corporation in connection with the next annual meeting of shareholders is January 15, 2013.

The foregoing is a summary only. Shareholders should carefully review the provisions of the CBCA relating to Proposals and consult with a legal advisor.

ADDITIONAL INFORMATION

Financial information about the Corporation is contained in its Consolidated Financial Statements and Management’s Discussion and Analysis for the fiscal years ended December 31, 2011 and 2010, and additional information about the Corporation is available under the Corporation’s “company profile” on SEDAR at www.sedar.com.

If you would like to obtain, at no cost to you, a copy of any of the following documents:

(a)	the latest Form 20-F filed in lieu of an Annual Information Form of the Corporation together with any document, or the pertinent pages of any document, incorporated by reference therein;

(b)	the Consolidated Financial Statements of the Corporation for the fiscal years ended December 31, 2011 and 2010 together with the accompanying report of the auditors thereon and any interim financial statements of the Corporation for periods subsequent to December 31, 2011 and Management’s Discussion and Analysis with respect thereto; and

(c)	this Circular,

please send your request to:

Intertape Polymer Group Inc.

9999 Cavendish Blvd.

Suite 200

Ville-St-Laurent, Québec

H4M 2X5

telephone: (514) 731-7591

telecopier: (514) 731-5039

AUTHORIZATION

The contents and the mailing of this Circular have been approved by the Board of Directors of the Corporation.

/s/ J. Gregory Humphries

J. Gregory Humphries

Secretary

Bradenton, Florida

August 3, 2012

SCHEDULE A

SHAREHOLDERS’ RESOLUTION

WHEREAS in 1992, the Board of Directors of the Corporation adopted the Executive Stock Option Plan for the benefit of the executives, key employees and directors of the Corporation and its subsidiaries, which has been amended from time-to-time;

WHEREAS on August 7, 2007, the Board of Directors of the Corporation amended section 4 of the Executive Stock Option Plan so as to set the maximum number of common shares that may be issued thereunder at a number equal to ten percent (10%) of the issued and outstanding common shares of the Corporation from time-to-time;

WHEREAS shareholder approval for that amendment was sought and obtained at the special meeting of the shareholders of the Corporation held on September 5, 2007;

WHEREAS the Executive Stock Option Plan does not have a fixed maximum number of common shares issuable thereunder;

WHEREAS pursuant to the Executive Stock Option Plan, the total number of common shares reserved for issuance is equal to ten percent (10%) of the issued and outstanding common shares of the Corporation from time-to-time; and

WHEREAS the rules of the Toronto Stock Exchange provide that all unallocated options under a security-based compensation arrangement which does not have a fixed number of maximum securities issuable, be approved every three years.

BE AND IT IS HEREBY RESOLVED:

THAT all unallocated options under the Executive Stock Option Plan be and they are hereby ratified, confirmed and approved;

THAT the Corporation have the ability to continue granting options under the Executive Stock Option Plan until September 6, 2015, which is the date that is three years from the date of the shareholder meeting at which shareholder approval is being sought; and

THAT any director or officer of the Corporation be and is hereby authorized to do such things and to sign, execute and deliver all instruments and documents that such director and officer may, in his or her discretion, determine to be necessary or desirable in order to give full effect to the intent and purpose of this resolution.

SCHEDULE B

SHAREHOLDERS’ RESOLUTION

WHEREAS in 2011, the Board of Directors of the Corporation granted stock options to an aggregate of 18 persons in respect of an aggregate of 875,000 common shares (collectively, the “2011 Stock Options”);

WHEREAS the details with respect to the 2011 Stock Options are as follows:

(i)	on June 7, 2011, the Board of Directors granted stock options in respect of 20,000 common shares to each of seven directors of the Corporation at an exercise price of CDN$1.55 per share, representing the market price of the Corporation’s shares at the time;

(ii)	on June 7, 2011, the Board of Directors also granted a stock option in respect of 350,000 common shares to Gregory A. Yull, President and Chief Executive Officer of the Corporation, in accordance with Mr. Yull’s employment agreement with the Corporation, at an exercise price of CDN$1.55 per share, representing the market price of the Corporation’s shares at the time; and

(iii)	on June 27, 2011, the Board of Directors granted stock options in respect of an aggregate of 385,000 common shares to an aggregate of ten officers and employees of the Corporation at an exercise price of CDN$1.80 per share, representing the market price of the Corporation’s shares at the time;

WHEREAS the 2011 Stock Options (other than the options granted to Mr. Yull) expire six years after their grant date, that is, June 27, 2017;

WHEREAS the 2011 Stock Options granted to Mr. Yull expire ten years after their grant date, that is, June 7, 2021; and

WHEREAS the Toronto Stock Exchange requires the Corporation to obtain the approval of the shareholders of the Corporation with respect to the grant of the 2011 Stock Options.

BE AND IT IS HEREBY RESOLVED:

THAT the grant of the 2011 Stock Options by the Board of Directors of the Corporation, as described in the management information circular of the Corporation dated August 3, 2012 under the heading “Ratification, Confirmation and Approval of Stock Option Grants”, be and it is hereby ratified, confirmed and approved; and

THAT any director or officer of the Corporation be and is hereby authorized to do such things and to sign, execute and deliver all instruments and documents that such director and officer may, in his or her discretion, determine to be necessary or desirable in order to give full effect to the intent and purpose of this resolution.

SCHEDULE C

SHAREHOLDERS’ RESOLUTION

WHEREAS the Board of Directors of the Corporation adopted the Executive Stock Option Plan (the “ESOP”) for the benefit of the executives, key employees and directors of the Corporation and its subsidiaries;

WHEREAS the ESOP has been amended from time-to-time;

WHEREAS the Board of Directors of the Corporation proposes to further amend the ESOP; and

WHEREAS pursuant to the rules of the Toronto Stock Exchange, it is necessary to obtain the approval of the shareholders of the Corporation with respect to the proposed amendments of the ESOP.

BE AND IT IS HEREBY RESOLVED:

THAT the amendments to the ESOP, (i) amending the ESOP’s amendment provisions; (ii) extending by ten business days the exercise period for options that would otherwise expire during a trading prohibition period, as determined pursuant to the Corporation’s Insider Trading Policy; and (iii) amending the ESOP to provide the Board with discretion to extend the expiry date and to allow options, in certain circumstances, to continue to vest after an employee leaves the Corporation or a director ceases to be a director, the whole as described in the management information circular of the Corporation dated August 3, 2012 under the heading “ESOP Amendments”, be and they are hereby ratified, confirmed and approved; and

THAT any director or officer of the Corporation be and is hereby authorized to do such things and to sign, execute and deliver all instruments and documents that such director and officer may, in his or her discretion, determine to be necessary or desirable in order to give full effect to the intent and purpose of this resolution.